FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
October 23, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Begins Drilling Angowice-1 Well;
Awards Contract for Tuchola Field Development

Salt Lake City, October 23, 2014 – FX Energy, Inc. (NASDAQ: FXEN) today announced that drilling has started at the Company’s Angowice-1 well.  The main target is a Devonian carbonaceous buildup similar on seismic expression to the productive horizon at the Company’s Tuchola field.  The Angowice-1 is planned to drill to a total depth of approximately 3,400 meters with multiple targets in the middle and lower Zechstein and the upper and middle Devonian.  The well is testing one of four structural features clustered in an area approximately 12 kilometers northwest of the Tuchola field.

“The Tuchola field wells have superb flow rates and the value of the production stream is impressive,” said Andy Pierce, the Company’s Vice President of Operations.  “The 3-D seismic shows there are more and larger targets with potential for stacked pay, and provides strong evidence that the Tuchola field may be much larger than originally interpreted.  All the data we have seen to date from the Edge license are consistent with a new production system that could be extensive.  We need more wells to confirm this idea and to assess the full potential and risk profile of the play.  The Angowice-1 well is the first of several wells that we plan to drill in the Edge license over the next twelve months.”

The Company’s Tuchola field and the four Angowice area structures all are situated within a 240 square kilometer (60,000 acre) area covered by new 3-D seismic.  The Company has identified other prospects in this 3-D seismic area that are under consideration for drilling in 2015.  In addition, the Company currently is acquiring a further 300 square kilometers (75,000 acres) of 3-D seismic within the Edge license.  The Edge license covers approximately 730,000 acres.  The Company operates and owns 100% of the working interest.

Tuchola Field Development

The Company also announced that it has awarded a contract to Tebodin Poland, a division of the Bilfinger Group, to design and manage the permit, tender and construction operations of the Tuchola field production facility and pipeline.  The Tuchola production facility will process approximately 10 million cubic feet of gas per day.  The gross gas stream will be processed and separated into four economic products: high methane gas, condensate, helium and liquefied natural gas (LNG).  The Company has acquired the site where the production facility will be built and has selected pipeline routes.  The Tuchola facility is scheduled to start production in the first half of 2017.

Tebodin Poland is a multi-discipline engineering and consultancy company and is part of the Bilfinger Group founded in the Netherlands in 1945.  Headquartered in Mannheim, Germany, they employ approximately 5,000 professional staff with 50 offices in 25 countries.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.